<SEQUENCE>1
<FILENAME>eci1.sb-2.txt


    As filed with the Securities and Exchange Commission on February 25, 2004
    -------------------------------------------------------------------------
                                                  File #
        -----------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------
                                   FORM SB-2

                             REGISTRATION STATEMENT
                                   Under the
                             SECURITIES ACT OF 1933
                             ----------------------

                              EMISSION CONTROL INC.
                (Name of Small Business Issuer in its Charter)

                 Nevada                        8990             48-1255051
      --------------------------------   -----------------    -------------
      (State or other Jurisdiction of    (Primary Standard    (IRS Employer
       Incorporation or Organization)     Industrial           ID No.)
                                          Classification
                                          Code Number)

                              EMISSION CONTROL INC.
                          Suite 1250, 520-5th. Ave., SW
                        Calgary, Alberta, T2P 3R7, Canada
                     Tel: (403) 461-8425 Fax: (403) 206-2439
                  ------------------------------------------
                   (Address of Principal Place of Business or
                      Intended Principal Place of Business)

                          Suite 1250, 520-5th. Ave., SW
                        Calgary, Alberta, T2P 3R7, Canada
                     Tel: (403) 461-8425 Fax: (403) 206-2439

           ---------------------------------------------------------
            (Name, Address, Including Zip Code, and Telephone Number,
                  Including Area Code, of Agent for Service)

                          Copies of Communications to:
                                Poulton & Yordan
                        136 E South Temple, Suite 1700A
                           Salt Lake City, UT 84111
                   Tel: (801) 355-1341  Fax: (801) 355-2990

        Approximate date of commencement of proposed sale to the public: as soon as possible after this Registration Statement is effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE

============  ==========    ================  =================  ============
  Title of
 Securities     Amount         Proposed           Proposed         Amount of
   to Be        to be       Maximum Offering  Maximum Aggregate  Registration
Registered    Registered    Price Per Share    Offering Price         Fee
------------  ----------    ----------------- -----------------  ------------

Common Stock   6,000,000           NA                 NA             $ 4.06(1)
Common Stock
 subject to
 exercise of
 Warrants      3,000,000         $0.05            $150,000.00        $19.01
============  ==========    =================  =================  ============

(1)  Calculated pursuant to Rule 457(a) on a deemed value of $32,000.00

                              ----------------
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                        Subject To Completion February 25, 2004

                                   PROSPECTUS

    6,000,000 SHARES OF EMISSION CONTROL INC. COMMON STOCK ($0.001 PAR VALUE)
                                      and
   WARRANTS TO PURCHASE 3,000,000 SHARES of EMISSION CONTROL INC. COMMON STOCK
                               AT $0.05 PER SHARE

All of the shares of Emission Control Inc. offered hereby are being offered by Puroil Technology Inc. Puroil Technology Inc., the selling shareholder, owns 12,000,000 shares of the common stock of Emission Control Inc., ("ECI") a Nevada Corporation. Puroil Technology Inc. will distribute to its shareholders 6,000,000 of those shares of Emission Control Inc. common stock (see "Distribution"). The distribution will be made to holders of record of Puroil Technology Inc. preferred stock and common stock as of the close of business on January 30, 2004 on the basis of 95% (5,700,000 shares) of the Company's shares being distributed to Puroil's Class A Preferred shareholders and 5% (300,000 shares) of ECI's shares being distributed to Puroil's common shareholders. The Puroil common shareholders will receive 1 share of ECI Common Stock for each ten shares of Puroil Technology Inc. common stock held. The Puroil Class A Preferred shareholders will receive 5,700 shares of ECI Common Stock for each Class A preferred share held. The 6,000,000 shares of the Common Stock distributed to Puroil Technology Inc. shareholders will represent 50 percent of all the issued and outstanding shares of the Common Stock of the Company. Puroil Technology Inc. acquired the 12,000,000 Shares of the Common Stock of Emission Control between April 14, 2002 and September 30, 2003 for a total cost of $64,000. After the distribution, the management of Emission Control will, directly and indirectly, control approximately 23.2% of the outstanding Common Stock.

This Prospectus also relates to the distribution by Emission Control Inc. of 3,000,000 Warrants to purchase one share of its Common stock for $0.05 per share for a period of one year expiring on ________ 2005. Emission Control will distribute these Warrants for no consideration to shareholders of Puroil Technology Inc. common and Class A Preferred stock on the basis of one Warrant for each 20 shares of Puroil common stock held and 2,850 Warrants for each share of Class A Preferred stock held.

--------------------------------------------------------------------------------
   NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE OR PROVINCIAL
     SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES
            OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.
             ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------
   THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK, AND PROSPECTIVE PURCHASERS
       SHOULD BE PREPARED TO SUSTAIN THE LOSS OF THEIR ENTIRE INVESTMENT.
                     (SEE "RISK FACTORS" BEGINNING ON PAGE 9.)
--------------------------------------------------------------------------------
                      Price to the Public          Proceeds to the Company
                      -------------------       -----------------------------
Common Stock                $0.00                          None
Warrants                    $0.00               $150,000 if all are exercised

For purposes of qualifying pursuant to a Registration Statement filed on Form SB-2, the Company has placed an aggregate value on the 6,000,000 Shares of $32,000, or $0.00533 per Share, such price has been arbitrarily determined and bears no relationship to the results of operations or assets of the Company.

The date of this Prospectus is February 25, 2004,

                               TABLE OF CONTENTS

Prospectus Summary ..................................................  5
Questions and Answers Regarding This Distribution ...................  7
Risk Factors ........................................................  9
Use of Proceeds ..................................................... 13
Determination of Offering Price ..................................... 13
Dilution ............................................................ 13
Selling Shareholders ................................................ 13
Plan of Distribution ................................................ 14
Legal Proceedings ................................................... 16
Directors, Executive Officers, Promoters and Control Persons ........ 16
Security Ownership of Certain Beneficial Owners and Management ...... 17
Description of Securities ........................................... 17
Interest of Named Experts and Counsel ............................... 20
Disclosure of Commission Position on Indemnification
  for Securities Act Liabilities .................................... 20
Information Regarding Forward-Looking Statements .................... 21
Organization within Last Five Years ................................. 22
Description of Business ............................................. 22
Management's Discussion and Analysis ................................ 30
Description of Property ............................................. 30
Certain Relationships and Related Transactions ...................... 30
Market for Common Equity and Related Stockholder Matters ............ 30
Executive Compensation .............................................. 30
Financial Statements ................................................ 32 and F-1
Changes In and Disagreements With Accountants
  on Accounting and Financial Disclosure ............................ 42
Additional Information .............................................. 42



Why You Were Sent This Document

Puroil Technology sent you this document because you were an owner of Puroil Technology common stock on January 30, 2004. Holders of record of Puroil Technology common stock, as of the close of business on January 30, 2004, will be entitled to receive a pro rata distribution on the basis of 95% (5,700,000 shares) of ECI shares being distributed to Puroil's Class A Preferred shareholders and 5% (300,000 shares) of ECI's shares being distributed to Puroil's common shareholders. The Puroil common shareholders will receive 1 share of the ECI common stock for each ten shares of Puroil Technology Inc. common stock held. The Puroil Class A Preferred shareholders will receive 5,700 shares of the ECI common stock for each Class A Preferred share held. No action is required on your part to participate in the Distribution, and you are not required to pay cash or other consideration to receive your Emission Control Inc. shares. No stockholder approval of the Distribution is required or sought.

This document describes Emission Control Inc.'s business, how this transaction benefits Puroil Technology's stockholders and provides other information to assist you in evaluating the benefits and risks of holding or disposing of the Emission Control Inc. shares that you will receive in the Distribution. You should be aware of certain risks relating to the Distribution and Emission Control Inc.'s business, which are described in this document beginning on page
9. This entire prospectus and our consolidated financial statements and related notes should be read carefully. There is more detailed information located in other places in this prospectus. Unless the context requires otherwise, 'we', 'us', 'our' and similar terms, as well as "ECI", refer to Emission Control Inc.

                              PROSPECTUS SUMMARY

                                    Summary

The following is a summary of certain information contained in this document. While this summary provides an accurate description of all material information included in this document, it is qualified in its entirety by the more detailed information and financial statements contained elsewhere in this document. The summary also addresses various questions that you may have about the pro rata distribution to Puroil Technology stockholders of 6,000,000 shares of Emission Control Inc. common stock owned by Puroil Technology and Warrants to purchase 3,000,000 shares of Emission Control Inc. at $0.05 per share. We refer to this distribution in this document as the "Distribution." Following this Summary are a series of questions and answers which we believe most readers will find useful relative to Emission Control Inc., and this Distribution of its shares to the shareholders of Puroil Technology Inc. We encourage you to read them carefully so you may have a clearer understanding of the how this effects you.

                                  Our Company

Emission Control Inc. ("ECI") was incorporated in Nevada on April 10, 2002. Our address is Suite 1250, 520-5th. Ave. SW, Calgary, Alberta, T2P 3R7. Our telephone number is (403) 461-8425, our Fax number is (403) 206-2439, and our email address is jdurward@telus.net.

ECI has been in the development stage since its formation on April 10, 2002. The Company plans to become a consolidator, or "aggregator", and trader of emission reduction credits ("ERC's") issued to companies or entities ("emitters") which generate and emit so-called "greenhouse gases", into the atmosphere. ERC's can be traded between these companies and entities either directly or through intermediaries such as our company plans to be.

Our activities during the development stage have included corporate formation, stock issuance, and work on development of our operating plans. No revenue producing activities have yet commenced.

                                  The Offering

Securities Offered(1) ..... This prospectus covers the distribution of 6,000,000 shares of Common Stock by Puroil Technology Inc., which constitutes 50% of the common stock outstanding at the date of this prospectus. No funds are being raised. Warrants to purchase 3,000,000 shares of Emission Control Common stock are also being distributed at no cost to shareholders of Puroil Technology Inc. common and Class A preferred stock. The Warrants entitle the holder to purchase shares of the Common Stock of the Company for $0.05 per share (attributing no value to the Warrants), subject to adjustment in certain circumstances, at any time commencing at the date of this offering and until one year from the date of this Prospectus. The Company shall have the right to redeem the Warrants at any time prior to their conversion upon not fewer than sixty (60) days written notice to the Warrant holder. The Company may call either the Warrants in whole or in part, or may call varying parts of the Warrants at any one time. If a call is made in part, the Warrants called shall be determined by lot. The
                             redemption price for the Warrants shall be $.0001
                            for each Warrant. The Warrants may only be redeemed
                            by the Company at any time after the Common Stock of the Company publicly trades at a bid price above $.06 (subject to adjustment) for a period of ten
                            (10) consecutive trading days.

Number of Shares of
  Preferred Stock:
   Authorized ............. 5,000,000 shares
   Outstanding ............ None

Number of Shares of
  Common Stock:
   Authorized ............. 70,000,000 shares
   Outstanding ............ 12,000,000 shares without exercise of any Warrants
                            15,000,000 share with exercise of all Warrants
Warrants to be
  Outstanding After the
  Offering ................ 3,000,000 Warrants

Risk Factors .............. The common shares of Emission Control Inc. involve a very high degree of risk. You should carefully review and consider all of the factors described in detail under the section entitled "Risk Factors".

                           Summary Financial Information

The following tables set forth, for the periods indicated, selected financial information for Emission Control Inc.

SUMMARY BALANCE SHEET DATA:
                                           September 30,
                                               2003

Current Assets:                              $ 26,719
Other Assets:                                $      0
Total Assets:                                $ 26,719

Total Liabilities:                           $      0
Shareholders Equity                          $ 26,719

SUMMARY STATEMENT OF OPERATIONS DATA:
                                         For the Period from
                                       April 10, 2002 (Inception)
                                                  to
                                        September 30, 2003

Revenue                                      $      0
Total Income                                 $      0
Expenses                                     $ 21,981
Net Loss Per Share:                          $ 0.0018
--------------------------------------------------------------------------------
Emission Control Inc. is not currently subject to the periodic reporting requirements of the Securities Exchange Act of 1934, but will be subject to such requirements after the distribution. It is the intention of Emission Control to send to each of its shareholders an Annual Report containing certified financial statements following the end of each fiscal year.

QUESTIONS AND ANSWERS REGARDING THIS DISTRIBUTION

Q1: What is the Distribution?

A1: The Distribution is the method by which Puroil Technology will distribute shares held by it in Emission Control Inc., resulting in Emission Control Inc. becoming a publicly-held company with approximately 68 shareholders. Following the completion of the Distribution, Emission Control Inc. will comply with the periodic filing requirements of the Securities Exchange Act of 1934. This means that shareholders will have access to quarterly financial information and audited financial information at the conclusion of each fiscal year.

According to the terms of the Distribution, Puroil Technology will distribute to its stockholders, as of the close of business on January 30, 2004, as a dividend, on the basis of 95% (5,700,000 shares) of the ECI shares being distributed to Puroil's Class A Preferred shareholders and 5% (300,000 shares) of ECI's shares being distributed to Puroil's common shareholders. The Puroil common shareholders will receive one share of the ECI common stock for each ten shares of Puroil Technology Inc. common stock held. The Puroil Class A Preferred shareholders will receive 5,700 shares of the ECI common stock for each Class A Preferred share held. Fractional shares will be rounded up. Of the shares distributed, 23.2% will be distributed to shareholders who are considered affiliates of Puroil Technology, and 76.8% will be distributed to shareholders who are not considered affiliates of Puroil Technology.

Additionally, Emission Control Inc. will distribute 3,000,000 Warrants to purchase one share of its Common stock for $0.05 per share for a period of one year expiring on _______________, 2005. Emission Control will distribute these Warrants for no consideration to shareholders of Puroil Technology Inc. common and Class A Preferred stock on the basis of one Warrant for each 20 shares of Puroil common stock held and 2,850 Warrants for each share of Class A Preferred stock held. If some or all of these Warrants are exercised, ECI will receive the cash proceeds from the exercise which will be used for working capital purposes in its business.

There is currently no trading market for Emission Control Inc.'s shares of Common Stock nor for the Warrants to be issued, and no assurances can be given that a trading market will ever develop for either the shares or the Warrants.

Q2: What is Emission Control Inc.?

A2: Emission Control Inc. is a development stage company which is wholly owned by Puroil Technology Inc. and was incorporated in April 2002 in Nevada as a wholly-owned subsidiary of Puroil Technology Inc. The Company plans to become a global consolidator, or "aggregator", of emission reduction credits ("ERC's") issued to companies or entities ("emitters") which generate and emit so-called "greenhouse gases", into the atmosphere. By reducing the levels of such emissions, emitters will be able to generate ERC's which could then be sold or traded to other emitters worldwide which may find it more economically feasible to purchase such ERC's from other emitters than to reduce emissions which they themselves produce. The Company's activities during the development stage have included corporate formation, stock issuance, and work on development of its operating plans. No revenue producing activities have yet commenced.

Q3: Why is Puroil Technology effecting the Distribution?

A3: Puroil Technology is effecting the Distribution because it believes that the Distribution may result in an increase in the value of Emission Control Inc. common stock because it will offer shareholders with a possible source of liquidity. In addition, more potential investors may be interested in making an investment in a public company than in a private company. These factors may result in an increase in value for Puroil Technology shareholders.

Q4: What is the tax effect of the Distribution?

A4: Dividends and distributions received are taxable as ordinary income for federal income tax purposes pursuant to Section 311 of the Internal Revenue Code provided that Puroil Technology has current or accumulated earnings and profits. The fair market value of Emission Control Inc.'s shares will be established by trading that develops immediately subsequent to the Distribution.

The foreign, state and local tax consequences of receiving the distribution may differ materially from the federal income tax consequences described above. Shareholders should consult their tax advisor.

Q5: What happens to Puroil Technology shares after the Distribution?

A65: Immediately after the Distribution, Puroil Technology's common stockholders will still own their shares of Puroil Technology common stock and all Class A Preferred shares of Puroil will be canceled. Shares of Puroil Technology common stock will represent stockholders' interests in the business of Puroil Technology, and shares of Emission Control Inc. common stock that stockholders receive in the Distribution will represent their interests in the Emission Control Inc. business. Puroil Technology will continue to own 6,000,000 shares of ECI after the Distribution.

Q6: What does a Puroil Technology stockholder need to do now?

A6: Puroil Technology stockholders do not need to take any action. The approval of the Puroil Technology stockholders is not required to effect the Distribution, and Puroil Technology is not seeking a proxy from any stockholders. Puroil Technology stockholders should not send in their Puroil Technology share certificates to effect the Distribution. Puroil Technology stockholders will automatically receive their shares of Emission Control Inc. common stock shortly following the Distribution.

Q7: Where can Puroil Technology stockholders get more information?

A7: Puroil Technology stockholders with additional questions related to the Distribution should contact Mr. James Durward, the President of Puroil Technology Inc., at Puroil Technology, Inc., Suite 1250, 520-5th. Ave. SW, Calgary, Alberta, T2P 3R7. The telephone number is (403) 461-8425, and the Fax number is (403) 206-2439.

                                RISK FACTORS

Recipients of the Distribution described herein and future possible purchasers of our common stock and should carefully consider the following factors, which make Emission Control's common stock a high risk security.

RISKS RELATED TO OUR BUSINESS

  (1) EMISSION CONTROL IS A START-UP COMPANY AND SUBJECT TO ALL THE RISKS OF A NEW BUSINESS, WHICH MAY MAKE ITS LONG TERM SURVIVAL QUESTIONABLE.

The company is very small and only recently has it begun exploring development possibilities. Since we are just starting our proposed operations the investor is at risk that this new business may never be able to make a profit or take a very long time to do so. Official U.S. Government statistics indicate that less than 50% of new businesses survive more than five years.

 (2) LACK OF MANAGEMENT EXPERIENCE IN THE PROPOSED BUSINESS OF ECI MAY RESULT IN UNSATISFACTORY PERFORMANCE OR COMPLETE FAILURE OF THE COMPANY.

Because our management has no direct experience in the type of business which are planning to operate, investor funds may be at high risk of loss due to this inexperience of the officers and directors who will be making business decisions. This lack of experience may result in their inability to run a successful business. There is no assurance that Emission Control will ever produce earnings. (See "Business" and "Management.")

  (3) OUR BUSINESS MAY NOT GENERATE SUFFICIENT REVENUES AND PROFITS TO COVER EXPECTED EXPENDITURES IN THE FORESEEABLE FUTURE. ADDITIONAL FUNDS MAY BE NEEDED AND MAY NOT BE AVAILABLE UNDER REASONABLE TERMS, WITH POTENTIALLY ADVERSE CONSEQUENCES.

As of the date of this prospectus, ECI has received no revenues from its proposed business and none are expected in the foreseeable future. Without additional capital, either from profits generated through our business, or from new equity invested in our Company, the survival of ECI may be at risk. The balance sheet for the period ended September 30, 2003, shows a stockholder's equity of $26,719 and working capital of approximately $26,719. Since incorporation on April 10, 2002, our parent company has been our only source of capital. We estimate that we have sufficient funds for supporting approximately twelve months of current operations. If we are not able to generate profits from the operations of our business, we may need to raise additional capital. There is no assurance that we will be able to raise sufficient capital to meet our continuing needs, under terms we would consider to be acceptable. If we are unable to obtain additional financing as may be required in the future, we may not be able to implement our business and growth strategies, respond to changing business or economic conditions, withstand adverse operating results, consummate possible acquisitions or compete effectively in our marketplace. There can be absolutely no assurance that we will be successful in achieving sustained profitability or any of our financial objectives, for that matter.

  (4) THE POTENTIAL MARKET FOR OUR SERVICES MAY NOT DEVELOP AS WE EXPECT AND/OR WE MAY NOT BE ABLE TO ACHIEVE THE LEVEL OF REVENUES WE REQUIRE IN ORDER TO REACH PROFITABILITY OR TO EVEN CONTINUE TO OPERATE.

With little or no revenues ECI may not be able to continue in operation. The proposed plan for acquiring, consolidating and selling ERC's has inherent risks. It appears to be new and untried and we cannot accurately predict the acceptance of our proposed plan in the marketplace, or the time frame in which any revenues will be achieved. We have informally researched the market to get an indication of the potential but the possible results of how we may be able to participate are unpredictable at this time.

  (5) OTHER COMPANIES ARE ALREADY ENGAGED IN OUR PROPOSED BUSINESS AND WE EXPECT THAT MORE COMPANIES MAY ENTER THIS MARKET IN THE FUTURE AS THE POTENTIAL BECOMES EVIDENT, WHICH MAY MAKE IT DIFFICULT FOR US TO COMPETE OR EVEN TO SURVIVE.

It is reasonable to expect that most, if not all, of these competitors may be better capitalized and perhaps better established and connected in the those industries and regulatory circles which will be involved the generation and approval of ERC's. As a result it may be very difficult for Emission Control to compete and make a profit in its proposed business. (See "Competition").

  (6) OUR INFORMAL MARKET STUDY MAY PROVE INCORRECT ABOUT THE MARKET FOR ERC'S AND/OR OUR ABILITY TO PARTICIPATE IN THIS MARKET, AS WE EXPECT, RESULTING IN POSSIBLE FAILURE OF OUR COMPANY.

The evaluation of the market for ERC's has been done solely by our officers and directors. No independent analysis or study of either the market for ERC's, the regulations effecting the generation and trading or ERC's, or our ability to compete in such market has been done by any independent experts engaged by ECI. The investor is at risk if the our studies have overestimated the market, underestimated the difficulty of ECI being able to participate in this market and to generate a profit, or both.

  (7) WE MAY BE LIABLE FOR THE FAILURE OF PARTIES TO ERC TRADES, TO FULFILL THEIR CONTRACTS, RESULTING IN POSSIBLE LEGAL COSTS WHICH COULD PUT US OUT OF BUSINESS.

Although ECI will not be involved in generating or using ERC's, and despite any provisions to the contrary, in the agreements related to the purchase and sale of ERC's by the principal's involved, it is possible that disputes could arise between buyers and sellers which could result in ECI being named in litigation. ECI presently has no liability insurance coverage for such contingencies and we do not anticipate acquiring any in the future. If we are involved in any litigation resulting from our participation on ERC trades, it is possible that we could be forced to expend substantial sums on legal fees even if there is no basis for naming ECI as a defendant and even if we ultimately win in any such litigation. There can be no assurance that any decision will not result in consequent loss to us and, therefore, to our investors and shareholders.
(See Business.")

  (8) WE ARE COMPLETELY DEPENDENT ON THE SKILLS, TALENTS AND EXPERIENCE OF OUR MANAGEMENT FOR THE DEVELOPMENT OF OUR BUSINESS, WHICH MAY NOT BE ADEQUATE ENOUGH TO ENSURE OUR FUTURE SUCCESS, AND MAY RESULT IN FAILURE OF THE BUSINESS.

The current management are the only personnel available to develop and implement our proposed business and it is probable that we would not have sufficient capital to hire personnel to continue this work should management for any reason cease or be unable to continue to work. Without personnel to replace officer and director management, the company could not continue to operate. The present management acquired its controlling interest in Emission Control on April 30, 2002 by virtue of management's controlling interest in Puroil Technology Inc. and Puroil Technology Inc's 100% ownership of Emission Control at that time. (See "Certain Transactions.")

  (9) INVESTORS AND SHAREHOLDERS HAVE LITTLE SAY IN THE MANAGEMENT OF THE COMPANY WHICH COULD MAKE IT DIFFICULT FOR THEM TO MAKE CHANGES IN OPERATIONS OR MANAGEMENT.

The officers and directors and major shareholders will own 23.2% of the Company's common stock and will be in a position to continue to control Emission Control. Such close control may be risky to the investor because the entire company's operation is dependent on a very few people who could lose their ability, or interest in pursuing the company's operation.

 (10) POSSIBLE CONFLICTS OF INTEREST IN MANAGEMENT COULD POTENTIALLY HAVE AN ADVERSE EFFECT UPON THE OPERATIONS OF THE COMPANY AND THE VALUE OF OUR STOCK.

Since there is a common board of directors of both ECI and Puroil Technology Inc. and the companies have common officers, there may arise conflicts of interest in their duties to the individual companies who could potentially have an adverse effect upon the operations of the Company and the value of its stock. Immediately after the distribution both companies will have common shareholders.

 (11) OUR OFFICERS AND DIRECTORS HAVE LIMITED LIABILITY AND INDEMNITY RIGHTS.

The State of Nevada law, our Articles of Incorporation and our By-Laws provide that we may indemnify our officers and directors against losses or liabilities which arise in their corporate capacity. The effect of these provisions could be to dissuade lawsuits against our officers and directors.

 (12) THERE ARE OTHER POTENTIAL RISKS WHICH ARE UNFORESEEN AT THIS TIME WHICH COULD HAVE SIGNIFICANT ADVERSE EFFECTS ON THE OPERATIONS OF THE COMPANY AND THE VALUE OF ITS COMMON STOCK.

Because ECI and its Management have no direct previous experience in the business which we plan to pursue, and because there are many business and regulatory aspects related to the trading in ERC's which are yet to be fully developed in the industry, worldwide, there are very likely numerous other possible risks which we face, which are virtually impossible to define at this time.

RISKS RELATED TO THIS OFFERING AND OUR STOCK

  (1) NO CASH DIVIDENDS ARE ANTICIPATED IN THE FORESEEABLE FUTURE.

Since Emission Control does not anticipate that it will pay dividends, the investor will only profit by the increase in value of his shares. Our profits, if any, during the next several years will necessarily be used to develop and possibly expand our business.

  (2) THERE IS NO MARKET FOR THE COMMON STOCK AND NONE MAY EVER DEVELOP.

Even after the distribution of the shares is completed, there is no assurance a market will develop. If a market does develop for the common stock, at best, it may only qualify for trading on the OTC Bulletin Board operated by the NASD, which may result in the risk of very minimal liquidity for the shares.

  (3) OUR STOCK WILL LIKELY BE LOW PRICED AND, THEREFORE, NOT LIQUID.

It is likely that our common stock will trade below $5.00 per share, and as a result, we would be subject to the Securities Enforcement and Penny Stock Reform Act of 1990 (the "Penny Stock Rules"). The Penny Stock Rules may adversely affect the market liquidity for our common stock by limiting the ability of broker-dealers to sell our common stock and the ability of those receiving share in this offering to sell their securities in the secondary market, if one should develop. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of penny stock securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the penny stock rules require the delivery, prior to the transaction, of a disclosure schedule prescribed by the Commission relating to the penny stock market. The broker-dealer also must disclose the sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Monthly statements must be sent by the broker-dealer disclosing recent price information on the limited market in penny stocks.

  (4) POTENTIAL FUTURE SALES PURSUANT TO RULE 144 COULD RESULT IN SIGNIFICANT ADDITIONAL NUMBERS OF SHARES BEING AVAILABLE FOR SALE ON THE OPEN MARKET, WHICH COULD HAVE A DEPRESSING EFFECT UPON THE PRICE OF THE COMMON STOCK, SHOULD A MARKET FOR THE STOCK EVER DEVELOP.

Of the 12,000,000 shares of Emission Control's common stock outstanding prior to this Offering, all are "Restricted Securities," as that term is defined under Rule 144 promulgated under the Securities Act of 1933 (the "Act"). In general, under Rule 144, a person (or persons whose shares are aggregated) who has satisfied a one-year holding period may sell, within any three-month period, a number of shares which does not exceed the greater of one percent of the then outstanding shares of common stock or the average weekly trading volume during the four calendar weeks prior to such sale. Rule 144 also permits the sale of shares, without any quantity limitation, by a person who is not an affiliate of the Company and who has beneficially owned the shares a minimum period of two years. Hence, the possible sale of these restricted shares may, in the future, dilute an investor's percentage of free-trading shares and may have a depressive effect on the price of Emission Control's common stock. No shares, other than the 6,000,000 shares which are the subject of this registration may be sold free of restriction. All shares other than the 6,000,000 to be distributed are held by affiliates and subject to the restrictions of Rule 144. (See" Certain Transactions.")

  (5) POTENTIAL ANTI-TAKEOVER EFFECT OF AUTHORIZED PREFERRED STOCK COULD ADVERSELY IMPACT THE RIGHTS OF HOLDERS OF COMMON STOCK.

ECI is authorized to issue 5,000,000 shares of $0.001 par value preferred stock with the rights, preferences, privileges and restrictions thereof to be determined by our Board of Directors. Preferred stock can thus be issued without the vote of the holders of common stock. Rights could be granted to the holders of preferred stock which could reduce the attractiveness of ECI as a potential takeover target, make the removal of management more difficult, or adversely impact the rights of holders of common stock. No preferred stock is currently outstanding, and we have no present plans for the issuance of any shares of preferred stock.

  (6) NECESSITY TO MAINTAIN CURRENT PROSPECTUS FOR WARRANTS TO BE EXERCISABLE.

The shares of Common stock issuable upon exercise of the Warrants have been registered with the Securities and Exchange Commission. The Warrant Agent Agreement, pursuant to which the Warrants will be issued, provides for the extension of the exercise period of the Warrants by ECI upon fulfillment of certain notice provisions to the Warrant Holders. We will be required, from time to time, to file post-effective amendments to its registration statement in order to maintain a current prospectus covering the issuance of such shares upon exercise of the Warrants. We have undertaken to make such filings and to use our best efforts to cause such post-effective amendments to become effective. If for any reason a required post-effective amendment is not file or does not become effective or is not maintained, the holders of the Warrants may be prevented from exercising their Warrants. See "DESCRIPTION OF SECURITIES - Warrants."

  (7) STATE/PROVINCIAL BLUE SKY REGISTRATION REQUIRED TO EXERCISE WARRANTS.

Holders of the Warrants have the right to exercise the Warrants only if the underlying shares of Common stock are qualified, registered or exempt from sale under applicable securities laws of the states and provinces in which the various holders of the Warrants reside. ECI cannot issue shares of Common Stock to holders of the Warrants in those jurisdictions where such shares are not qualified, registered or exempt. We may decide not to seek or may not be able to obtain qualification of the issuance of such Common Stock in all of the jurisdictions in which the ultimate purchasers of the Warrants reside. In such case, the Warrants held by those purchasers will expire and have no value if such Warrants cannot be sold. Accordingly, the market for the Warrants may be limited because of these restrictions. See "DESCRIPTION OF SECURITIES."

  (8) THE COMPANY ANTICIPATES THE ISSUANCE OF ADDITIONAL SECURITIES IN THE FUTURE, WHICH COULD HAVE THE EFFECT OF DILUTING THE INTEREST OF CURRENT SHAREHOLDERS AND POTENTIALLY HAVING AN ADVERSE EFFECT ON THE VALUE OF THE STOCK.

ECI contemplates issuing its securities in exchange for ERC's. The ERC's could ultimately prove to have no value and, as such, the securities could be highly dilutive to the Company's shareholders.


                                 USE OF PROCEEDS

Emission Control Inc. will not receive any proceeds from the distribution of the common stock held by our parent company. We will pay for the cost of registering the shares of common stock in this offering. Any proceeds which may be received as a result of the exercise of Warrants will be used for general corporate working capital purposes.


                          DETERMINATION OF OFFERING PRICE

Since this Distribution is a dividend of outstanding shares held by Puroil Technology Inc., the sole existing stockholder of Emission Control, there is no offering price. For the purpose of computing the instant registration fee, Emission Control and Puroil Technology Inc. arbitrarily set the price per share at $0.0053, but such price has no relationship to Emission Control's results of operations or assets and may not reflect the true value of such Common stock. No market currently exists for these shares and there is no means of determining when or if a market will ever develop for the stock, which could then attribute a price or value to the shares. We do, however, intend to apply for listing of our stock on the OTC Bulletin Board upon completion of this distribution.


                                    DILUTION

There is no dilution in share value to either Puroil Technology or its shareholders who will be receiving shares through this distribution, since no new shares are being issued by Emission Control Inc. Exercise of the Warrants is also not expected to result in any monetary dilution in share value but could result in ownership dilution to shareholders who do not exercise Warrants.


                               SELLING SHAREHOLDERS

Puroil Technology Inc., our parent company and existing shareholder, owns 100% of our outstanding Common Stock prior to, and will own 50% after this Distribution. It is not selling securities pursuant to this Registration Statement.

                               PLAN OF DISTRIBUTION
General
-------
100% of the outstanding Common stock of Emission Control is presently owned by Puroil Technology Inc. which is primarily a holding company. Puroil Technology Inc. shareholders will not be required to pay for shares of our common stock received in the distribution or to exchange shares of Puroil Technology Inc. in order to receive our common stock.

Material Relationships
----------------------
Emission Control and Puroil Technology have a common member on their boards of Directors, namely James Durward, and as such this individual controls both ECI and Puroil Technology Inc.

Manner of Distribution
----------------------
Pursuant to the plan of distribution, Puroil Technology Inc. will distribute to its shareholders 6,000,000 Shares of the Common stock of ECI of a pro rata distribution on the basis of 95% (5,700,000 shares) of ECI's shares being distributed to Puroil's Class A Preferred shareholders and 5% (300,000 shares) of ECI's shares being distributed to Puroil's common shareholders. The Puroil common shareholders will receive one share of ECI common stock for each ten shares of Puroil Technology Inc. common stock held. The Puroil Class A Preferred shareholders will receive 5,700 shares of ECI common stock for each Class A Preferred share held. Fractional Shares will be rounded up to the next full Share. On January 30, 2004 Puroil Technology Inc. had issued and outstanding 3,000,000 common shares and 1,000 Class A Preferred shares. On January 30, 2004, Puroil Technology Inc. had approximately 68 shareholders of record. Shares of ECI will be mailed to Puroil Technology Inc. shareholders after the effective of this registration statement.

Tax Consequences of Puroil Technology Inc. Distribution
-------------------------------------------------------
Puroil Technology believes the following are the material federal income tax consequences expected to result from the distribution under currently applicable law. The following discussion is intended as general information only. It may not be applicable to stockholders who are neither citizens nor residents of the United States. It does not discuss the state, local and foreign tax consequences of the distributor. Stockholders should consult their own tax advisors regarding the consequences of the distribution in their particular circumstances under federal, state, local and foreign tax laws.

Puroil Technology will recognize a gain or loss based upon the fair market value of the Common stock at the date of the Distribution. This gain or loss is measured by the difference between Puroil Technology Inc.'s tax basis in the Common stock distributed in the Distribution and the fair market value of that stock.

As a result of Puroil Technology Inc. having no current or accumulated earnings and profits allocable to the Distribution no portion of the amount distributed will constitute a dividend for federal income tax purposes.

Therefore, no portion of the amount received constitutes a dividend, and will not be eligible for the dividends-received deduction for corporations. Each Puroil Technology Inc. stockholder will have a tax basis in Emission Control's Common stock distributed equal to the fair market value of the Common Stock distributed on the Distribution date. The Distribution is not taxable as a dividend. The distribution will be treated as a tax-free return of capital to the extent that the fair market value of such portion of the amount received does not exceed the stockholder's basis in the Puroil Technology Inc. common stock held, and as a capital gain if and to the extent that the fair market value of such portion is greater than such tax basis.

Any taxes payable by any recipient of any Shares of Emission Control's common stock in the distribution will be the responsibility of such recipient.

The foregoing is only a summary of certain United States federal income tax consequences of the Distribution under current law and is intended for general information only. Each stockholder should consult his tax advisor as to the particular consequences of the distribution to such stockholder, including the application of state, local, Canadian and foreign tax laws.

EACH PUROIL TECHNOLOGY INC. SHAREHOLDER IS ADVISED TO SEEK PROFESSIONAL TAX COUNSEL REGARDING ANY TAX LIABILITY THAT MAY ARISE FROM THIS DISTRIBUTION

Blue Sky Laws
-------------
This Distribution is not being made in any jurisdictions of the United States in or Canada where this Distribution would not be in compliance with the securities or blue sky laws of such jurisdiction. This Prospectus will be delivered to those Shareholders of Puroil Technology Inc. eligible to participate in this Distribution.

This Prospectus relates to the shares received in the Distribution to the Puroil Technology shareholders. The Distribution of the Emission Control common stock will be made to Puroil Technology shareholders without any consideration being paid and without any exchange of Shares by the shareholders of Puroil Technology. Neither Puroil Technology nor the Company will receive any proceeds from the Distribution by Puroil Technology of such Shares of the Emission Control common stock nor from the sale of any such Shares by any persons who may be deemed to be the underwriters.


A copy of this Prospectus is being mailed to each Puroil Technology shareholder of record on January 30, 2003, together with the certificate representing the number of the Emission Control shares to which he is entitled. Persons wishing to evaluate the Emission Control shares being distributed to them should review this Prospectus carefully.

Reason for the Distribution
---------------------------
The board of directors of Puroil Technology Inc. has decided that the shares of Emission Control in the hands of individual shareholders will provide more value to Puroil Technology shareholders than if corporately owned. If at some future date the shares of Emission Control are publicly traded then shareholders may determine for themselves on a individual basis whether they wish to sell their shares and obtain personal liquidity or wish to retain the shares for possible future potential. There can be no assurance that the shares will be publicly traded or if so, whether the market will provide any particular return to the shareholder.

Costs of Distribution
---------------------
Emission Control Inc. estimates that the total cost of the Distribution will be approximately $25,000. Emission Control Inc. has agreed to pay all such costs.

Listing and Trading of our Common Stock
---------------------------------------
There is currently no public market for our common stock. After the distribution is complete we intend to apply for trading on the OTC Bulletin Board operated by the NASD. We cannot provide any assurance as to whether or not Emission Control's common stock can qualify for such a listing or, if it does, as to the price at which our stock might trade.

The shares distributed to Puroil Technology shareholders will be freely transferable, except for shares received by people who may have a special relationship or affiliation with us. People who may be considered our affiliates after the distribution generally include individuals or entities that control, are controlled by or under common control with us. This may include some or all of our officers and directors. Persons who are our affiliates will be permitted to sell their shares only pursuant to an effective registration statement under the Securities Act of 1933, as amended, or an exemption from the registration requirements of the Securities Act, such as exemptions afforded by Section 4(2) of the Securities Act or Rule 144 thereunder.


                                 LEGAL PROCEEDINGS

Emission Control is not a party to any legal proceeding nor are we aware of any pending or threatened legal proceeding against us or any officer or director which might have any potentially adverse effect upon ECI.


          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The Executive Officers and Directors of the Company and their ages are as follows:
         Name               Age        Position         Date Elected

   James Durward            50         President        April 13, 2002
                                       CFO, Director

   Ryan Sayers              28         Secretary        September 15, 2003
                                       Director

James Durward has served as president, chief financial officer and director since the Company's formation on April 10, 2002. From October, 1999 to the present Mr. Durward is the CEO of Unitech Energy Corp., a private energy-related image analysis concern. From September, 1996 to September, 1999, Mr. Durward was President and CEO of International Datashare Corporation ("IDC"), a company listed on the Toronto Stock Exchange specializing in the creation of oil and gas databases and data analysis software. In 1992, Mr. Durward was a founder and head of Business Development at Virtual Universe Corporation, a company specializing in graphical multi-user, real-time network applications. Mr. Durward also has over 15 years experience in the formation and financing of private and public companies with past corporate finance activities on the various Canadian stock exchanges and the NASD OTCBB. Mr. Durward is a registered trader with CO2e.com, a global carbon trading initiative with offices in New York, Sydney Australia, London England, and Toronto. Mr. Durward's past management experience is relevant to the Company's plans as described herein.

Ryan Sayers is a Calgary businessman who has pursued a number of entrepreneurial interests over the past five years. Mr. Sayers has had various interests in advertising, retailing, and financial services. Since June 2002 Mr. Sayers has been the CEO and President of Actire Inc., an environmentally-conscious company commercializing a new technology which converts used tires into diesel fuel, activated carbon and steel through an emission free process. It is planned that part of Actire Inc.'s future business will be dealing with emission reduction credits. Mr. Sayer's past management experience is relevant to the Company's plans as described herein.

The Directors are elected to serve until the next annual meeting of shareholders and until their successors have been elected. Executive officers serve at the discretion of the Board of Directors.

Each of the foregoing persons may be deemed a "promoter" and "parent" of the Company as that term is defined in the rules and regulations promulgated under the Securities and Exchange Act of 1933.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of December 31, 2003, the name, address and number of Shares owned directly or beneficially by persons who own 5% or more of the company's common stock and by each executive officer and director and owner after the Distribution.

Beneficial Owner               Shares/Percent as of   Shares/Percent after
                               December 31, 2003 (1)  the Distribution (2)
-----------------------------  ---------------------  --------------------
Puroil Technology Inc.          12,000,000  100.0%       Nil          0.0%
Suite 1250, 520-5th. Ave. SW,
Calgary, Alberta, T2P 3R7

James Durward (2)                   Nil       0.0%    2,780,000      23.2%
Suite 1250, 520-5th. Ave. SW,
Calgary, Alberta, T2P 3R7

All Executive Officers              Nil       0.0%    2,780,000      23.2%
and Directors as a
Group (1 person)
___________________________
1)  Based on 12,000,000 shares outstanding on January 30, 2004.
2) Mr. Durward is also an officer, director and shareholder of Puroil Technology Inc.


                            DESCRIPTION OF SECURITIES

Common Stock
------------
The authorized Common stock of Emission Control consists of 70,000,000 Shares (par value $0.001) per share), of which 12,000,000 shares were outstanding on January 30, 2004. The holders of Common stock are entitled to one vote per Share on all matters to be voted on by stockholders. Holders of Common stock are entitled to receive dividends when, as, and if declared by the Board of Directors. The approval of proposals submitted to shareholders at a meeting requires a favorable vote of the majority of shares voting. Holders of the Common stock have no preemptive, subscription, redemption, or conversion rights, and there are no sinking fund provisions with respect to the Common Stock. All of the outstanding shares of Common stock are, and the Shares to be transferred in the Distribution will be, fully paid and non-assessable. As of January 30, 2004 Emission Control had one shareholder of its Common Stock.

Preferred Stock
---------------
Emission Control is also authorized to issue as many as 5,000,000 shares of the preferred stock (par value $0.001). The preferred stock may be issued in one or more series with such preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and qualifications and rights as the Company's Board of Directors may determine. No shares of preferred stock have been ever been issued.

Preferred stock can thus be issued without the vote of the holders of common stock. Rights could be granted in the future to the holders of preferred stock which could reduce the attractiveness of Emission Control as a potential takeover target, make the removal of management more difficult, or adversely impact the rights of holders of common stock.

Warrants
--------
The Warrants to purchase Common Stock at $0.05 per share will be issued in registered form pursuant to an agreement, dated the date of this Prospectus (the "Warrant Agency Agreement") between the Company and Interwest Transfer Co., Inc. 1981 East 4800 South, Suite 100, Salt Lake City, UT, 84117,(the "Warrant Agent"). The following discussion of certain terms and provisions of the Warrants is qualified in its entirety by reference to the detailed provision of the Statement of Rights, Terms and Conditions for the Warrants which forms a part of the Warrant Agreement. A form of the certificate representing the Warrants and a form of the Warrant Agreement have been filed as exhibits to the Registration Statement of which this Prospectus forms a part.

Each of the Warrants entitles the registered holder to purchase one share of the Company's Common Stock at a price of $0.05 per share subject to certain adjustments. The Warrants are entitled to the benefit of adjustments in their exercise prices and in the number of shares of Common Stock or other securities deliverable upon the exercise thereof in the event of a stock dividend, stock split, reclassification, reorganization, consolidation or merger.

The Warrants may be exercised at any time commencing from the date hereof and continuing thereafter until the closed of business one year from the date hereof, unless such period is extended by the Company. After the expiration date, Warrant holders shall have no further rights. Warrants may be exercised by surrendering the certificate evidencing such Warrants, with the form of election to purchase on the reverse side of such certificate properly completed and executed, together with payment of the exercise price and any transfer tax, to the Warrant Agent. If less than all of the Warrants evidenced by a warrant certificate are exercised, a new certificate will be issued for the remaining number of Warrants. Payment of the exercise price may be made by cash, bank draft or official bank or certified check equal to the exercise price.

Warrant holders do not have any voting rights or any other rights as stockholders of the Company. The Company shall have the right to redeem the Warrants at any time prior to their conversion upon not fewer than sixty (60) days written notice to the Warrant holder. The Company may call either the Warrants in whole or in part, or may call varying parts of the Warrants at any one time. If a call is made in part, the Warrants called shall be determined by lot. The redemption price for the Warrants shall be $.0001 for each Warrant. The Warrants may only be redeemed by the Company at any time after the Common Stock of the Company publicly trades at a bid price above $.06 (subject to adjustment) for a period of ten (10) consecutive trading days. The Company shall request the Warrant Agent to provide written notice to the registered holders of the Warrants selected for redemption, giving the dates as of which such Warrants shall be deemed. The Warrants called for redemption shall not be exercisable after the redemption date. Payment of the Warrant price shall be made by check payable to the registered holder, thereof, on the books of the Warrant Agent. The foregoing notwithstanding, the Company may not call the Warrants at any time that a current registration statement under the Act is not then in effect.

The Warrant Agency Agreement permits the Company and the Warrant Agent, without the consent of Warrant holders, to supplement or amend the Warrant Agreement in order to cure any ambiguity, manifest error or other mistake, or to address other matters or questions arising thereunder that the Company and the Warrant

Agent deem necessary or desirable and that do not adversely affect the interest of any Warrant holder. The Company and the Warrant Agent may also supplement or amend the Warrant Agreement in any other respect with the written consent of holders of not less than a majority in the number of the Warrants then outstanding; however, no such supplement or amendment may (i) make any modification of the terms upon which the Warrants are exercisable or may be redeemed; or (ii) reduce the percentage interest of the holders of the Warrants without the consent of each Warrant holder affected thereby.

In order for the holder to exercise a Warrant, there must be an effective registration statement, with a current prospectus, on file with the Securities and Exchange Commission covering the shares of Common Stock underlying the Warrant, and the issuance of such shares to the holder must be registered, qualified or exempt under the laws of the state or province in which the holder resides. The Company will use its best efforts to have all shares so registered or qualified on or before the exercise date and to maintain a current prospectus relating thereto until the expiration of the Warrants, subject to the terms of the Warrant Agreement. See "Risk Factors - Necessity to Maintain Current Prospectus" and "State Blue Sky Registration Required to Exercise the Warrants."

No fractional shares will be issued upon exercise of the Warrants. However, if a Warrant holder exercises all Warrants then owned or record by him, the Company will pay to such Warrant holder, in lieu of the issuance of any fractional share which is otherwise issuable, an amount in cash based on the market value of the Common stock on the last trading day prior to the exercise date.

The Penny Stock Rules
---------------------
Our securities may be considered a penny stock. Penny stocks are securities with a price of less than $5.00 per share other than securities registered on national securities exchanges or quoted on the NASDAQ stock market, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. Our securities may be subject to "penny stock rules" that impose additional sales practice requirements on broker-dealers who sell penny stock securities to persons other than established customers and accredited investors. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of penny stock securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the "penny stock rules" require the delivery, prior to the transaction, of a disclosure schedule prescribed by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Monthly statements must be sent disclosing recent price information on the limited market in penny stocks. The "penny stock rules" may restrict the ability of broker-dealers to sell our securities and may have the effect of reducing the level of trading activity of our common stock in the secondary market. The penny stock restrictions will not apply to our securities when our market price is $5.00 or greater. The price of our securities may not reach or maintain a $5.00 price level.

Transfer Agent
--------------
The transfer agent for Emission Control's Common stock will be Interwest Transfer Co., Inc. 1981 East 4800 South, Suite 100, Salt Lake City, UT, 84117.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

The legality of the Shares of Common stock to be registered hereby will be passed upon for ECI by Ronald Poulton of Poulton & Yordan, at 136 E. South Temple St., Suite 1700A, Salt Lake City, UT 84111, telephone (801) 355-1341. As of the date if this prospectus, neither Mr. Poulton nor Poulton & Yordan own any shares of our common stock nor will they receive any in the future in connection with this offering.

The financial statements of Emission Control, Inc. for the period from April 10, 2002 (incorporation date) to September 30, 2003, and related notes included in the registration statement on Form SB-2, of which this prospectus forms a part, have been audited by Bateman & Co., Inc., P.C. Independent Certified Public Accountants, and have been so included in reliance upon the opinion of such accountant given upon their authority as an expert in auditing and accounting. As of the date if this prospectus, neither Bateman & Co., Inc. nor its principals own any shares of our common stock nor will they receive any in the future in connection with this offering.


                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The Articles of Incorporation of Emission Control provide for indemnification of our directors and officers as follows:

   6. Directors' and Officers' Liability:
   A director or officer of the corporation shall not be personally liable to this corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, but this Article shall not eliminate or limit the liability of a director or officer for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of the law or (ii) the unlawful payment of dividends. Any repeal or modification of this Article by stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the corporation for acts or omissions prior to such repeal or modification.

   7. Indemnity:
   Every person who was or is a party to, or is threatened to be made a party to, or is involved in any such action, suit or proceeding, whether civil, criminal, administrative or investigative, by the reason of the fact that he or she, or a person with whom he or she is a legal representative, is or was a director of the corporation, or who is serving at the request of the corporation as a director or officer of another corporation, or is a representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability and loss (including attorneys' fees, judgments, fines, and amounts paid or to be paid in a settlement) reasonably incurred or suffered by him or her in connection therewith. Such right of indemnifi-cation shall be a contract right which may be enforced in any manner desired by such person. The expenses of officers and directors incurred in defending a civil suit or proceeding must be paid by the corporation as incurred and in advance of the final disposition of the action, suit, or proceeding, under receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the corporation. Such right of indemnification shall not be exclusive of any other right of such directors, officers or representatives may have or hereafter acquire, and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law, or otherwise, as well as their rights under this article. Without limiting the applica-tion of the foregoing, the Board of Directors may adopt By-Laws from time to time without respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of Nevada, and may cause the corporation to purchase or maintain insurance on behalf of any person who is or was a director or officer.

Nevada Corporation Law
----------------------
Under Section 78.751(1) of the Nevada Revised Statutes, Emission Control Inc. may indemnify any director, officer, employee, or corporate agent "who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation" due to his corporate role. Section 78.751(1) extends this protection "against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful."

Article 7 of Emission Control's Articles of Incorporation, as described above, provides for indemnification of its officers and directors to the fullest extent permitted by law.

No indemnification agreements have been entered into with officers and directors of ECI as of the date of this prospectus.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the forgoing provisions or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

                 INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

Information provided in this SB-2 filing on Form SB-2 may contain forward-looking statements within the meaning of Section 21E or Securities Exchange Act of 1934 that are not historical facts and information. These statements represent the Company's expectations or beliefs, including, but not limited to, statements concerning future and operating results, statements concerning industry performance, the Company's operations, economic performance, financial conditions, margins and growth in sales of the Company's products, capital expenditures, financing needs, as well as assumptions related to the foregoing. For this purpose, any statements contained in the SB-2 filing that are not statements of historical fact may be deemed to be forward-looking statements. These forward-looking statements are based on current expectations and involve various risks and uncertainties that could cause actual results and outcomes for future periods to differ materially from any forward-looking statement or views expressed herein.

Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative of these words or other variations on these words or comparable terminology.

                       ORGANIZATION WITHIN LAST FIVE YEARS

Emission Control Inc. was formed as a 100% owned Nevada subsidiary of Puroil Technology on April 10, 2002. James Durward is the sole officer and director of Puroil and may be deemed to the promoter of Emission Control Inc. In the event that we are not able to obtain needed operating funds internally, our president, Mr. Durward, has committed to provide and/or arrange for such additional financial resources as may be required by Emission Control in order for us to be able to continue to maintain our status as a public company over the two years following the completion of this Distribution.


                              DESCRIPTION OF BUSINESS

HISTORY:

Emission Legislation Background
---------------------------------------------------------
In December 1997, representatives from Governments world-wide convened in Kyoto, Japan to discuss global warming and the so-called "greenhouse effect". Discussions centered on the science, the causes, and what could be done about it. The end result is what is now called the "Kyoto Accord", a proposal to reduce the emission of greenhouse gases to a level approximately 6% less than the level in 1990, by 2012. Canada has committed to comply with the level of reductions agreed to in the Kyoto Protocol. This amounts to approximately 200 million tonnes of CO2 equivalent ("CO2e") reductions annually in Canada alone. Even without the USA, worldwide annual tonnage reduction obligations are believed to total in the billions of tonnes. (A tonne is a metric ton equal to 2204.6 pounds).

While the United States has not ratified the Kyoto Protocol, the US is very active in emissions trading and pollution control.

Background
------------------
Emission Control Inc., initially a wholly-owned subsidiary of Puroil Technology Inc., plans to become a global consolidator, or "aggregator", of emission reduction credits ("ERC's") issued by regulatory authorities to companies or entities ("emitters") which generate and emit so-called "greenhouse gases", into the atmosphere. By reducing the levels of such emissions, emitters will be able to generate ERC's which could then be sold or traded to other emitters worldwide which may find it more economically feasible to purchase such ERC's from other emitters than to reduce emissions which they themselves produce.

We believe that the price of ERC's will escalate as emitters act to offset legislated emission reductions pursuant to the 1997 Kyoto Accord, or other similar emissions reduction legislation. While a significant percentage of the emissions reductions will be carried out internally by the emitting companies, there is expected to be huge growth in the trading of ERC's as emitters find it more cost effective to purchase ERC's than to deal with the reductions internally. We believe that even if the Kyoto Accord is not ratified, similar such legislation will go into effect and that trading in emission credits will be fundamental to any global emission reduction process.

ECI plans to negotiate purchase options on ERC's or potential ERC's and is developing a proprietary "swap" mechanism under which it plans to offer its securities in exchange for these ERC purchase options. We then plan to assemble large customized tonnage ERC option offerings for sale to large global emitters. Details of this mechanism are not disclosed herein for competitive reasons.

Based upon our assessment of the market, Kyoto ratification could imply a multi-billion dollar legislated wealth transfer before, during, and after the first compliance period of 2008-2012. We plan to position ECI as an attractive investment vehicle for those investors seeking to capitalize on this global emissions reduction compliance over the next decade. ECI plans to attempt to exploit opportunities worldwide.

PRESENT AND PROPOSED BUSINESS ACTIVITIES

Since our incorporation, we have concentrated our activities on putting into place the operating structure of our company and preparing this offering of our stock to the shareholders of Puroil Technology Inc., our parent company and sole shareholder. Concurrently, we are also investigating possible sources of ERC's for which we may be able to negotiate purchase options and have in our inventory for future dealings.

ECI will use its stock to buy emission reduction credits from smaller sellers, aggregate them, and then sell them at a profit to larger buyers. Essentially, ECI will act as a broker between small unorganized sellers and large organized buyers. ECI expects to generate its profits from the spread between its costs of acquisition and packaging, and what it is able to sell the packaged credits for to the larger buyers.

No such ERC's have yet been acquired and there is no assurance that we will ever be successful in either acquiring any ERC's or being able to deal in them at a profit to ECI.

What ERC's are and how they are generated
----------------------------------------------------------------------------
What we refer to as an ERC, is also being referred to by a variety of other names such as RMU (removal unit - these are "sinks" such as forestry regrowth), CER (certified emission reduction), ERU (emission reduction unit), Tonnes (tonnes of CO2 equivalent), VER's (verified emissions reductions), Allowances or Permits (amounts of emissions allowed by a domestic regulatory body). Allowances and Permits will be created by domestic regulation while the other types are Kyoto-type mechanisms.

Any product or process that absorbs carbon from the atmosphere, or causes a reduction in the amount of carbon dioxide being released into the atmosphere, has the potential of generating ERC's. This can be as simple as a program to turn off the lights at night, thereby reducing electricity demand and thereby reducing the amount of coal being burned, to as complex as electro-mechanically removing or "scrubbing" emissions from flue gas or injecting harmful emissions into subsurface geological formations. Any company that generates more ERC's than it can use internally may be able to sell excess ERC's to emitters that find it uneconomic to generate sufficient reductions internally. Because the atmosphere is a global transfer mechanism, ERC's generated anywhere in the world can be used anywhere in the world.

Because the economic structures of different countries throughout the world vary greatly, the cost of producing the same type of ERC can vary widely from country to country. This is the basis for the U.S. and Canadian concerns about ratifying the Kyoto Accord - that North American countries, with our high labor costs could not compete against a country such as India when it comes the generating low/no cost ERC's and that, therefore, there would be a flow of U.S. and Canadian dollars and jobs to countries with lower cost bases. While there are countless ways to generate ERC's, each type has a different desirability level and consequent value.

Why ERC's provide possible economic value
-----------------------------------------
The economic attractiveness of ERC's is that many emitters will find it cheaper to purchase ERC's than to reduce emissions internally.

An example of this might be where a coal-fired electricity producer, such as TransAlta Corporation which is one of the largest Canadian emitters, is required to reduce CO2 emissions by one million tonnes annually. TransAlta has indicated that it could install electromechanical flue-gas scrubbers on its chimneys at a cost of $40-70 per tonne of CO2 for a total up-front cost of between $40 and $70 million. At the same time, say a combination of agricultural co-operatives produce three million tonnes of excess straw that they may burn off during the fall of each year. It is a scientific fact that approximately 41% of the volume of straw is carbon, and when it is burned, approximately 95% of this carbon is converted to CO2. Simply by not burning the straw, approximately one million tonnes of carbon would NOT be released to the atmosphere and therefore, 1.17 million tonnes of Removal Unit ERC's may be created. These ERC's may fetch $1-$7 per tonne on the open market after Kyoto ratification. This has the potential to increase the farmers' income for no additional cost while at the same time reducing the cost to TransAlta, because it can purchase the ERC's for substantially less than it would cost to "scrub" the CO2 from their flue gas. In this way, the co-operatives and TransAlta would have formed a joint venture concerning their respective CO2 positions.

At present, there is little value in these ERC's but once Kyoto ratification or other such legislation occurs, values may increase significantly.

Reasons why an Originator might enter into this type of arrangement
-------------------------------------------------------------------
1. Increased Marketability:
Originators with less than 1 million tonnes of deliverable ERC's may find it difficult to market their ERC's. By combining numerous smaller tonnages into large tonnage packages, the marketability of the ERC's increases. Buyers will feel more comfortable dealing with a single point of contact rather than with having to source multiple ERC suppliers and then having to deal with multiple disparate contracts. The ability to deliver large tonnage is a distinct advantage that may manifest itself in price premiums that would not otherwise be available to small tonnage Originators.

2. Diversification:
Shares received in return for ERC's will represent multiple types and vintages of ERC's as ECI increases its inventory over time.

3. Simplicity:
Originators will not have to deal with multiple potential buyers with multiple different contract types. This will simplify the transaction while reducing hard costs.

4. Non-dilutive to other participant:
If ECI purchases ERC options which prove to be unsaleable, the shares issued for the unsalable ERC's will be canceled and will not dilute the equity of those ERC Originators whose ERC's are saleable.

5. Liquidity:
Originators who swap their ERC's for ECI shares can, in the event their shares are released from escrow and regulatory restrictions, trade those released shares through the public market. ECI will act to register shares when a minimum of 500,000 shares in total are released from escrow.

Current market size
-------------------
Under Kyoto, using a "business as usual" scenario, Canada, alone, will need products/processes that reduce CO2e by a projected 200 million tonnes annually (source: Climate Change Central). To put this in perspective, using the lower end of TransAlta flue gas scrub costs of $40/tonne (source: TransAlta) as a baseline, the gross amount in Canada could be $8 billion. Half of this cost may be expected to be reduced internally by energy saving methodologies and half may be expected to be sourced from the purchase of new processes/technologies or ERC trading.

Current market conditions
-------------------------
At the present time, based upon our research, we have found that buyers are generally not purchasing ERC's directly, rather they are purchasing ERC "options" in combination with the purchase of other energy saving products or processes. Buyers are seeking large tonnage (greater than 1 million tonnes annually) and need substantial comfort that the amount optioned will, in fact, be delivered.

The ERC valuation process
-------------------------
Based upon information currently available to us, it appears that it will typically require between one and six months of time and between $20,000 and $100,000 of expenditure to obtain the required third party engineering opinion regarding the status and value of specific ERC's to be traded. Such cost would normally be borne by the Originator or purchaser of the ERC's, unless otherwise specified or negotiated.

The ERC acquisition process
---------------------------
ERC's and ERC Options are purchased from "Originators". Originators are defined as those parties that produce a product or service that has the potential of generating ERC's. Originators can be located anywhere in the world. The Originator will option the subject ERC purchase rights to ECI.

Potential Buyers of ERC's
-------------------------
Each industry which has calculated its internal reduction costs per tonne will be seeking ways to reduce these costs in the coming years. We expect that emitters will begin to purchase CO2e options in 2004-2005 for exercise during the 2008-2012 compliance period. The largest industrial emitters in Canada, for instance, based on tonnes per CO2e per $1,000 production are: (source:
Statistics Canada)

       1. Cement - 12.7;
       2. Electricity generation - 7;
       3. Industrial Chemicals - 4.5;
       4. Coal Mines - 4;
       5. Refined Petroleum and Coal products - 3.8;
       6. Ready-mix concrete - 3.7;
       7. Crude petroleum and natural gas - 3.6;
       8. Pipeline transport - 3.6;
       9. Primary steel - 3.5;
      10. Iron mines - 3.3.

These industries are also expected to be the main ERC buyers internationally.

    Emission scrubbing - such as electromechanical, electrochemical and straight chemical flue gas scrubbers.

    Alternative Processes - such as fuel switching programs.
    Energy Consumption Reduction Technologies - such as fuel efficiency devices. Renewables - such as straw-fired burners, landfill gas conversion and biodiesel.
    RMU's - Removal Units - such as forestry and agricultural sinks, strawboard displacement of straw burning, and geological sequestration (earth burial of sources of CO2).

Sources for ERC Options
-----------------------
ECI plans to pursue ERC Options in the following fields:
    Emission scrubbing - such as electromechanical, electrochemical and straight chemical flue gas scrubbers.
    Alternative Processes - such as fuel switching programs.
    Energy Consumption Reduction Technologies - such as fuel efficiency devices. Renewables - such as straw-fired burners, landfill gas conversion and biodiesel.
    RMU's - Removal Units - such as forestry and agricultural sinks, strawboard displacement of straw burning, and geological sequestration (earth burial sources of CO2).

How the values of ERC's are established
---------------------------------------
A number of factors are involved in determining and establishing values for ERC's. These include:

Country Risk - This relates to the real/perceived level of corruption in the various countries around the world. This is relevant because ERC's generated in a country with significant real/perceived corruption have a higher probability of being fraudulent and carry an increased risk of being nullified, creating significant problems for the purchaser.

Permanence - Permanence is a measure of the how well one type of emission reduction mechanism replaces another type. It quantifies the probability that something may occur in the future that would negatively affect the value of the ERC. Permanence also refers to whether the ERC is a "displacement" type or a "storage" type. Displacement types are considered to be more valuable because carbon conversion does not occur in the first place, while storage types are considered less valuable because their carbon will eventually be released to the air as the storage medium decays over time.

An example of a displacement type ERC is wind turbine power used to generate electricity, which displaces power generated by coal burning. A storage type ERC, on the other hand, would be something like wheat straw, which stores carbon as it grows and then releases it as it is burned or decays in the soil. Storage ERC's with long term storage capability (20+ years) are deemed more valuable than those with short-term (less than 10 years) storage capability. The Kyoto Protocol classifies storage types as "Removal Units" and this type is perceived as less valuable than displacement type ERC's.

For an example of how permanence comes into play, if ERC's have been created by growing trees in Central America (approx. 50% of a tree's mass is carbon extracted from CO2 in the air), and those ERC's have been sold to an emitter in Australia, and a forest fire then destroys the trees and re-releases the carbon to the air, the ERC's might be canceled forcing the Australian emitter to re-purchase additional ERC's to offset the loss. Since it takes a long time to grow trees, there is a higher leakage risk in these types of ERC's. ERC's with short exposure to destruction are generally more desirable. An example of very short exposure ERC's are those created by wind energy. As a wind turbine generates electricity the electricity is used in real-time. Electricity grids do not store power so each megawatt of wind electricity permanently displaces a megawatt of electricity generated by some other means. If the "other means" is coal-fired, a simple calculation quantifies the reduction in the amount of coal burned as a result of the wind electricity generation. In Western Canada, the generally accepted ratio is one megawatt of wind electricity equals one tonne of CO2 equivalent. Because the coal burning is displaced in real-time, there is no chance of future leakage. While wind-generated ERC's are very high quality, the generation of these types of ERC's is very capital intensive.

Cost Base - Cost is an important, and often ultimate, factor in determining the course of action to be taken regarding most business decisions. In the case of ERC's, the questions are: Does the ERC generation process create a product that can be sold to offset the cost of the ERC?; or, does a product cause an economic benefit, such as reduced fuel consumption, that can offset the cost of the product while producing ERC's? The best ERC's, from a logical business point of view, are those whose cost base is zero or negative.

Ease of Quantification - Favorable third-party engineering opinions are generally required prior to selling ERC's. The cost of the opinion will be related to the complexity of the quantification. Processes or products with known carbon volume and easily certifiable reductions are less expensive to quantify and more easily understood by the buyer.

Government Opinion - Prior to Kyoto, there is no true government certification process, only a review process. This review is still valuable as it provides comfort to the buyer that the ERC has been fully researched and reviewed and that the reductions claimed have a valid basis in science.

Title - All parties to the emission reducing action need to sign off on the ERC's in order for the ERC's to be put into "good delivery". This is probably the most important factor as the risk of future claims must be eliminated up-front.

Vintage - This refers to the year in which the ERC was created. It is anticipated by those experts involved that an annual "balancing" will occur to help prevent double counting.

In summary, it appears that: Low Country risk + Low Cost Base + Ease of Quantification + Permanence + Favorable opinion + Clear Title + Applicable Vintage = most desirable ERC

Current ERC trading
-------------------
Based upon our research we have found that there are currently hundreds of thousands of tonnes traded contractually worldwide. We believe that the fast-growing wind power industry worldwide is largely driven by demand for emissions reduction. In Canada, in 2001, wind-based ERC's traded at a calculated value of between $30 and $80. Two large Canadian buyers were the Government of Canada and the City of Calgary. As another Canadian example, according to their SD 2000 Report, TransAlta Corporation had gross emissions of 38,424,000 CO2E tonnes (CO2E represents "carbon dioxide equivalents" which indicates that methane and nitrous oxide emissions are included along with CO2 emissions), primarily from burning coal. If the Canadian government enforces the Kyoto Protocol, and TransAlta must reduce its emissions by 13% by 2010, it will have to reduce its greenhouse gas emissions by 4,995,120 metric tonnes annually. There are three obvious actions which TransAlta could undertake to comply; TransAlta could shutdown a plant or plants, it could build new, cleaner running, generation facilities, or it could "scrub" its emissions to remove the CO2. What TransAlta, and numerous other companies have chosen to do is to take voluntary action before action is legislated and to use swap instruments such as "CO2 offsets" and "emissions credit trading". Carbon offsets refers to domestic or international actions, apart from normal operations, that reduce, absorb or avoid greenhouse gas emissions. These types of transactions are increasing in frequency as forward-looking companies prepare for Kyoto Protocol or other emissions reduction compliance. In 2000, TransAlta's emission reductions from purchased offsets equaled 1,774,000 tonnes of CO2e. The company made two groundbreaking emission trades. The first was the world's first trans-Atlantic trade with the German electric company Hamburg Electric. TransAlta purchased emission reductions for the equivalent of 24,000 tonnes of carbon dioxide. The second major trade was a 210,000-tonne CO2E emission reduction credit sale to U.S. integrated oil company Murphy Oil. In addition, TransAlta purchased renewable energy in Alberta through the Small Power Research and Development Act (SPRDA). Through this program, TransAlta has signed long-term power purchase contracts at legislated prices with a number of independent renewable energy providers. This power is resold to Alberta consumers. In 2000, TransAlta purchased 431,000-MWh of electricity through the SPRDA which offsets 431,000 tonnes of CO2."

Competition
-----------
At present there are no known direct competitors to the Company's particular business plan. There are, however, numerous companies that trade in emissions credits, the largest of which are NatSource PLC (www.natsouce.com) and CO2E.com (co2e.com). We believe that both of these companies are better established and better financed than ECI and are therefore in a better position to take advantage of the opportunities which currently exist. It is also possible that a competitor could copy the ECI business plan. We do, however, believe that the potential market is large enough that we should have an opportunity to participate in it to some extent, in the future, and hopefully to be able to generate profits, in the process of doing so. We must caution, however, that there is no assurance that we will, in fact, be able to compete profitably in this market. It may well turn out that the market becomes so competitive at some point in the future that there may be little if any profit for any participants such as ECI.

Government Regulation
---------------------
We are subject to regulation under various federal, state, provincial and local laws relating to employee safety and health, and to the generation, storage, transportation, disposal and emission into the environment of hazardous substances. Although we are not engaged in a business where most of these laws and regulations would have a direct impact upon us, we believe that we are in material compliance with such laws and regulations. Although compliance with such laws and regulations in the future may entail additional capital expenditures, we do not anticipate that such expenditures will be material.

Our Research and Development
----------------------------
We are not currently conducting any research and development activities, other than the development of our website. We do not anticipate conducting such activities in the near future.

Our Intellectual Property
-------------------------
We do not presently own any patents, trademarks, licenses, concessions or royalties. Our success may depend in part upon our ability to preserve our trade secrets, obtain and maintain possible protection for our business models and processes, and operate without infringing the proprietary rights of other parties. However, we may rely on certain proprietary technologies, trade secrets, and know-how that are not patentable. Although we may take action to protect our unpatented trade secrets and our proprietary information, in part, by the use of confidentiality agreements with our employees, consultants and certain of our contractors, we cannot guaranty that

    o    these agreements will not be breached;
    o    we would have adequate remedies for any breach; or
    o our proprietary trade secrets and know-how will not otherwise become known or be independently developed or discovered by competitors.

We cannot guaranty that our actions will be sufficient to prevent imitation or duplication of our services by others or prevent others from claiming violations of their trade secrets and proprietary rights.

Employees
---------
As of the date of this prospectus, ECI plans to hire a part time administrator for approximately 15 hours per week to perform sales and administration tasks. All other activities are carried out by the officers and directors who provide their services at no cost to the Company until such time as ECI can afford to pay for said services. There is no back pay allowance.


             MANAGEMENT'S DISCUSSIONS AND ANALYSIS OR PLAN OF OPERATION

Emission Control has sufficient cash resources to operate at the present level of expenditure for the next twelve months. Depending upon a variety of factors which may effect our business plan and expected operations, we may seek to raise additional capital in the future either through debt, equity or a combination of both. No assurances can be given that such efforts will be successful. We have no specific plans at present for raising additional capital other than through the possible exercise of Warrants which are part of this Registration. Our president has agreed to provide or arrange for any capital needed to assure our ability to operate as a public company in the foreseeable future.

The following is the history and projected future activities of the company in milestone format.

Milestone:
----------
1. Development of the concept and preliminary planning for entering into the ERC trading business was completed in 2002 by the management of Puroil/ECI.

2. ECI was incorporated in April of 2002 as a wholly owned subsidiary of Puroil and funded for initial operations and the completion of this Distribution.

3. A small market study is planned for January of 2004.

4. Development of a target ERC source list is planned for February, 2004. Estimated cost $1,000.

5. Initial ERC location and marketing is planned for March, April, May, and June, 2004. Estimated cost $5,000. This milestone should mark the first revenues for ECI. Depending on the success of the location and marketing efforts, ECI may need to obtain addition capital from loans or sale of additional equity.

In the next twelve months, ECI will pursue arrangements for the listing of its securities on the NASD OTC Bulletin Board, the establishment of its stated business operations and personnel, and the location and marketing of the initial ERC project.

If these objectives are met then ECI expects to operate profitably without raising further equity.

                               DESCRIPTION OF PROPERTY

Emission Control owns no property. We share 200 square feet of office space with a non-affiliated company. Emission Control has paid nothing for the use of this space in the past but began paying $300 per month beginning in January, 2004. This amount is considered a fair market rate considering the physical space and hours used by Emission Control.


                  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On April 30, 2002 Emission Control sold 10,000,000 shares of common stock to Puroil Technology Inc. at $0.0034 per share for a total of $34,000. On August 20, 2003, Emission Control sold 2,000,000 shares of common stock to Puroil Technology Inc. at $0.0125 per share for a total of $25,000. These sales were exempt from registration under the Securities Act of 1933 as amended in reliance on Section 4(2) for sales not involving a public offering.


              MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

There is not now, nor has there ever been a public trading market for our common stock, nor a trading symbol. We will use our best efforts to seek an NASD member broker-dealer firm to become our market maker so that our Common Stock may be traded on either the OTC Bulletin Board or the Pink Sheets.

As of January 30, 2004, we had 12,000,000 shares of Common Stock outstanding held by a single stockholder, our parent company, Puroil Technology Inc. We believe that the 6,000,000 shares held by Puroil, upon completion of this distribution, will be subject to Rule 144 of the Securities Act.

We have not paid any cash dividends and we do not expect to declare or pay any cash dividends in the foreseeable future. Payment of any cash dividends will depend upon our future earnings, if any, our financial condition, and other factors as deemed relevant by the Board of Directors. We have no outstanding options, warrants, convertible securities or convertible debt.


                              EXECUTIVE COMPENSATION

Executive Compensation
----------------------
At present, Emission Control is operated by its Executive Officers and Directors at no fixed compensation, and no compensation has been paid or accrued to date except for our president, who has performed services for the Company from time to time for which he charges a fee, rather than a salary. Fees aggregating $6,000 were paid during the period ended March 31, 2003.

No Executive Officer or Director is expected to earn in excess of $50,000 in the near future.

Emission Control has no pension or profit sharing plan. Emission Control may change or increase salaries as our profits and cash flow allow; however, there are no present plans to do so.

Outstanding Stock Options
-------------------------
We have not granted any options to purchase common stock and we do not have any outstanding options to purchase common stock.

Compensation of Directors
-------------------------
Our directors do not receive cash compensation for their services as directors or members of committees of the Board of Directors.

                             FINANCIAL STATEMENTS


                             Emission Control, Inc.
                         Index to Financial Statements
                     September 30, 2003 and March 31, 2003



Report of independent certified public accountants

Balance sheets, September 30, 2003 and March 31, 2003

Statements of loss for the periods ended September 30, 2003
and March 31, 2003

Statements of stockholder's equity for the periods ended

September 30, 2003 and March 31, 2003

Statements of cash flows for the periods ended September 30, 2003 and March 31, 2003

Footnotes to financial statements























                                                                         -32-
                                                                        -F-1-

       (Logo)
Bateman & Co., Inc., P.C.
Certified Public Accountants

                                                           5 Briardale Court
                                                       Houston, Texas 77027-2904
                                                            (713) 552-9800
                                                          FAX (713) 552-9700
                                                        www.batemanhouston.com

                 REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To The Board of Directors and Stockholder
Of Emission Control, Inc.

We have audited the accompanying balance sheets of Emission Control, Inc. (a Nevada corporation and a development stage enterprise) as of September 30, 2003 and March31, 2003, and the related statements of loss, stockholder's equity, and cash flows for the periods then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Emission Control, Inc. (a development stage enterprise) as of September 30, 2003 and March 31, 2003, and the results of its operations and its cash flows for the periods then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company is not currently engaged in a business and has suffered losses from development stage activities to date, which raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                                      (Signature)
                                                 BATEMAN & CO., INC., P.C.
Houston, Texas
December 16, 2003

                                     Member
                INTERNATIONAL ASSOCIATION OF PRACTISING ACCOUNTANTS
                   Offices in Principal Cities Around The World
                                                                         -33-
                                                                        -F-2-

                                                         EMISSION CONTROL, INC.
                                               (A development stage enterprise)
                                                                 Balance Sheets
                                          September 30, 2003 and March 31, 2003


                                                    September 30,     March 31,
                                                             2003          2003
                                                       ___________   ___________

ASSETS
Current assets:
 Cash                                                   $  26,719     $      33
                                                       ___________   ___________
Total current assets                                       26,719            33
                                                       ___________   ___________
Total assets                                            $  26,719     $      33
                                                       ===========   ===========

LIABILITIES                                             $     -       $     -
                                                       ___________   ___________



STOCKHOLDER'S EQUITY
Preferred stock, $.001 par value,
 5,000,000 shares authorized,
 no shares issued and outstanding                             -             -

Common stock, $.001 par value,
 70,000,000 authorized,
 12,000,000 and 10,000,000 shares issued
 and outstanding                                           12,000        10,000

Capital in excess of par value                             36,700        11,700
Deficit accumulated during the development stage          (21,981)      (21,667)
                                                       ___________   ___________
  Total stockholder's equity                               26,719            33
                                                       ___________   ___________
  Total liabilities and stockholder's equity            $  26,719     $      33
                                                       ===========   ===========
















The accompanying notes are an integral part of these statements.
                                                                         -34-
                                                                        -F-3-

                                                         EMISSION CONTROL, INC.
                                               (A development stage enterprise)
                                       Statements of Loss For The Periods Ended
                                          September 30, 2003 and March 31, 2003



                                 Cumulative,
                                   Inception                       Inception,
                              April 10, 2002       Six Months   April 10, 2002
                                    Through            Ended          Through
                              September 30,    September 30,        March 31,
                                        2003             2003             2003
                              _______________  _______________  _______________

Revenues                       $         -      $         -      $         -

General and administrative
 expenses                             21,981              314           21,667
                              _______________  _______________  _______________

 Total operating expenses             21,981              314           21,667
                              _______________  _______________  _______________

 (Loss) before taxes                 (21,981)            (314)         (21,667)
                              _______________  _______________  _______________
Provision (credit) for taxes
 on income:                              -                -                -
                              _______________  _______________  _______________

 Net (loss)                    $     (21,981)   $        (314)   $     (21,667)
                              ===============  ===============  ===============


Basic earnings (loss)
 per common share                               $         -      $       (0.00)
                                               ===============  ===============

Weighted average number of
 shares outstanding                                10,116,576         7,828,054
                                               ===============  ===============

















The accompanying notes are an integral part of these statements.
                                                                         -35-
                                                                        -F-4-

                                                         EMISSION CONTROL, INC.
                                               (A development stage enterprise)
                       Statements of Stockholder's Equity For The Periods Ended
                                          September 30, 2003 and March 31, 2003
________________________________________________________________________________



                                                               Deficit
                                                             Accumulated
                                                  Capital in  During the
               Preferred  Stock    Common Stock   Excess of  Development
                Shares  Amount   Shares    Amount  Par Value    Stage    Total
               ________ _______ __________ _______ _________ _________ _________

Inception,
 April 10, 2002      -  $   -          -   $   -   $    -    $    -    $    -
Shares issued
 for cash            -      -   10,000,000  10,000   24,000              34,000
Less, related
 issuance costs                                     (12,300)            (12,300)
Development stage
 net (loss)                                                   (21,667)  (21,667)
               ________ _______ __________ _______ _________ _________ _________

Balances,
 March 31, 2003      -  $   -   10,000,000 $10,000 $ 11,700  $(21,667) $     33


Shares issued
 for cash            -      -    2,000,000   2,000   28,000              30,000
Less, related
 issuance costs                                      (3,000)             (3,000)
Development stage
 net (loss)                                                      (314)     (314)
               ________ _______ __________ _______ _________ _________ _________
Balances,
 September 30,
  2003               -      -   12,000,000 $12,000 $ 36,700  $(21,981) $ 26,719
               ======== ======= ========== ======= ========= ========= =========

















The accompanying notes are an integral part of these statements.
                                                                         -36-
                                                                        -F-5-

                                                         EMISSION CONTROL, INC.
                                               (A development stage enterprise)
                                  Statements of Cash Flow For The Periods Ended
                                          September 30, 2003 and March 31, 2003
________________________________________________________________________________


                                 Cumulative,
                                   Inception                       Inception,
                              April 10, 2002       Six Months   April 10, 2002
                                    Through            Ended          Through
                              September 30,    September 30,        March 31,
                                        2003             2003             2003
                              _______________  _______________  _______________

Cash flows from operating
 activities:
Net (loss)                     $     (21,981)   $        (314)   $     (21,667)
                              _______________  _______________  _______________
Net cash flows from
 operating activities                (21,981)            (314)         (21,667)

                              _______________  _______________  _______________
Cash flows from investing
 activities:                             -                -                -
                              _______________  _______________  _______________
                              _______________ ________________ ________________


Cash flows from financing
 activities:
  Proceeds from sale of
   common stock                $      48,700    $      27,000    $      21,700
                              _______________  _______________  _______________
    Net cash flows from
     financing activities             48,700           27,000           21,700
                              _______________  _______________  _______________
                              _______________  _______________  _______________

    Net cash flows                    26,719           26,686               33

Cash and equivalents,
 beginning of period                     -                 33              -
                              _______________  _______________  _______________
Cash and equivalents,
 end of period                 $      26,719    $      26,719    $          33

                              ===============  ===============  ===============
Supplemental cash flow
 disclosures:
  Cash paid for interest       $         -      $         -      $         -
  Cash paid for income taxes             -                -                -






The accompanying notes are an integral part of these statements.
                                                                         -37-
                                                                        -F-6-

                                                         EMISSION CONTROL, INC.
                                                A development stage enterprise)
                                                  Notes to Financial Statements
                                          September 30, 2003 and March 31, 2003
________________________________________________________________________________


Note 1 - Organization and summary of significant accounting policies:
Following is a summary of the Company's organization and significant accounting policies:

   Organization and nature of business   Emission Control, Inc. (the Company)
   is a Nevada corporation incorporated on April 10, 2002. It is based in Calgary, Alberta, Canada. It intends to use a March 31 fiscal year for financial reporting purposes.

   The Company's intent is to become a global consolidator, or "aggregator", of emission reduction credits ("ERC's") issued to companies or entities ("emitters") which generate and emit so-called "greenhouse gases" into the atmosphere.

   To date, the Company's activities have been limited to its formation, the raising of equity capital, and the development of its business plan. In its current development stage, management anticipates incurring substantial additional losses as it implements its business plan.

   Basis of presentation - The accounting and reporting policies of the Company conform to U.S. generally accepted accounting principles applicable to development stage enterprises.

   Use of estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Cash and cash equivalents - For purposes of the statement of cash flows, the Company considers all cash in banks, cash funds held in trust, money market funds, and certificates of deposit with a maturity of less than three months to be cash equivalents.

   Fair value of financial instruments and derivative financial instruments - The Company has adopted Statement of Financial Accounting Standards number 119, Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments. The carrying amounts of cash, and current liabilities approximate fair value because of the short maturity of these items. These fair value estimates are subjective in nature and involve uncertainties and matters of significant judgment, and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect these estimates. The Company does not hold or issue financial instruments for trading purposes, nor does it utilize derivative instruments in the management of its foreign exchange, commodity price interest rate market risks.






                                                                         -38-
                                                                        -F-7-

                                                          EMISSION CONTROL, INC.
                                                (A development stage enterprise)
                                                   Notes to Financial Statements
                                           September 30, 2003 and March 31, 2003
________________________________________________________________________________

   Federal income taxes - Deferred income taxes are reported for timing differences between items of income or expense reported in the financial statements and those reported for income tax purposes in accordance with Statement of Financial Accounting Standards number 109 Accounting for Income Taxes, which requires the use of the asset/liability method of accounting for income taxes. Deferred income taxes and tax benefits are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and for tax loss and credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company provides deferred taxes for the estimated future tax effects attributable to temporary differences and carryforwards when realization is more likely than not.

   Net income per share of common stock - The Company has adopted FASB Statement Number 128, Earnings per Share, which requires presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. In the accompanying financial statements, basic earnings per share of common stock is computed by dividing net income by the weighted average number of shares of common stock outstanding during the period. The Company did not have a complex capital structure requiring the computation of diluted earnings per share.

Note 2 - Uncertainty, going concern:
At September 30, 2003, the Company was not currently engaged in a business and had suffered losses from development stage activities to date. Although manage-ment is currently attempting to implement its business plan (see Note 1 above) and is seeking additional sources of equity or debt financing, there is no assurance these activities will be successful. Accordingly, the Company must rely on its president to perform essential functions without compensation until a business operation can be commenced. These factors raise substantial doubt about the ability of the Company to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 3 - Related party transactions:
The Company's president has performed services for the Company from time to time for which he charges a fee, rather than a salary. Fees aggregating $6,000 were paid during the period ended March 31, 2003.

Note 4 - Federal income tax:
The Company follows Statement of Financial Accounting Standards Number 109 (SFAS
109), Accounting for Income Taxes. Deferred income taxes reflect the net effect of (a) temporary difference between carrying amounts of assets and liabilities for financial purposes and the amounts used for income tax reporting purposes, and (b) net operating loss carryforwards. No net provision for refundable Federal income tax has been made in the accompanying statement of loss because no recoverable taxes were paid previously. Similarly, no deferred tax asset attributable to the net operating loss carryforward has been recognized, as it is not deemed likely to be realized.
                                                                         -39-
                                                                        -F-8-

                                                          EMISSION CONTROL, INC.
                                                (A development stage enterprise)
                                                   Notes to Financial Statements
                                           September 30, 2003 and March 31, 2003
________________________________________________________________________________

The provision for refundable Federal income tax consists of the following:

                                                  September 30,       March 31,
                                                          2003            2003
                                              __________________________________

Refundable Federal income tax attributable to:
Current operations                                        $(50)        $(3,250)
Less, Limitation due to absence of prior
year taxable income                                         50           3,250
                                                        ________________________
Net refundable amount                                        -               -
                                                        ========================

The cumulative tax effect at the expected rate of 34% of significant items comprising the Company's net deferred tax amount are as follows:

                                                  September 30,       March 31,
                                                          2003            2003
    Deferred tax asset attributable to:
     Net operating loss carryover                       $7,400          $7,300
     Less, Valuation allowance                          (7,400)         (7,300)
                                                        ________________________
      Net deferred tax asset                                 -               -
                                                        ========================

At March 31, 2003, the Company had an unused net operating loss carryover which may be used to offset future taxable income and which expires as follows:

  Expires:                                                              Amount
 _________________________________________________                    ________
   March 31, 2023                                                      $21,667
                                                                      ________
    Total net operating loss carryover                                 $12,667
                                                                      ========
Note 5   Issuance of shares:

As of September 30, 2003, the Company had issued shares of its $.001 par value common stock as follows:
                                                              Price
   Date     Description                         Shares     Per Share     Amount
________________________________________________________________________________

04/14/02    Shares issued for cash           2,941,176        $.0034    $10,000
07/31/02    Shares issued for cash           7,058,824         .0034     24,000
             Less, Related issuance costs                               (12,300)
08/29/03    Shares issued for cash             666,667         .0150     10,000
09/30/03    Shares issued for cash           1,333,333         .0150     20,000
             Less, Related issuance costs                                (3,000)
                                          ____________                 _________
09/30/03    Cumulative Totals               12,000,000                  $48,700
                                          ============                ==========

                                                                         -40-
                                                                        -F-9-

                                                          EMISSION CONTROL, INC.
                                                (A development stage enterprise)
                                                   Notes to Financial Statements
                                           September 30, 2003 and March 31, 2003
________________________________________________________________________________

Note 6 - New accounting pronouncements:

The following recent accounting pronouncements:
.. FASB Statements
  . Number 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of
    FASB Statement No. 13, and Technical Corrections,
  . Number 146, Accounting for Costs Associated with Exit or Disposal
    Activities,
  . Number 147, Acquisitions of Certain Financial Institutions an amendment of
    FASB Statements No. 72 and 144 and FASB Interpretation No. 9,
  . Number 148, Accounting for Stock-Based Compensation   Transition and
    Disclosure   an amendment of FASB Statement No. 123,

.. and FASB Interpretations
  . Number 45, Guarantor's Accounting and Disclosure Requirements for
    Guarantees, Including Indirect Guarantees of Indebtedness of Others and Interpretation of FASB Statements No. 5, 57, and 107 and rescission of FASB Interpretation No. 34
  . Number 46, Consolidation of Variable Interest Entities an Interpretation of ARB No. 51

are not currently expected to have a material effect on the Company's financial Statements.






























                                                                         -41-
                                                                       -F-10-

                CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                       ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no changes in, nor have we had any disagreement on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure with our accountants, Bateman & Co., Inc., P.C., since the formation of our company on April 10, 2002, and none are anticipated in the foreseeable future.


                            ADDITIONAL INFORMATION

We have filed with the Commission a registration statement on Form SB-2 under the Securities Act covering the common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, omits some of the information described in the registration statement under the rules and regulations of the Commission. For further information on Emission Control and the common stock offered by this prospectus, please refer to the registration statement and the attached exhibits. Statements contained in this prospectus as to the content of any contract or other document referred to are not necessarily complete, and in each instance, reference is made to the copy filed as an exhibit to the registration statement; each of these statements is qualified in all respects by that reference. The registration statement and exhibits can be inspected and copied at the public reference section at the Commission's principal office, 450 5th Street, N.W. Judiciary Plaza, Washington, D.C. 20549 and through the Commission's Web site (http://www.sec.gov). Copies may be obtained from the commission's principal office upon payment of the fees prescribed by the Commission.

                              (OUTSIDE BACK COVER)


================================================================================

                          6,000,000 SHARES COMMON STOCK
                                      and
             WARRANTS TO PURCHASE 3,000,000 SHARES OF COMMON STOCK
                               AT $0.05 PER SHARE

                              EMISSION CONTROL INC.












                                 ______________

                                   PROSPECTUS
                                 ______________



























                               February __, 2004

================================================================================

                  PART II - INFORMATION NOT REQUIRED IN PROSPECTUS


                      INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Articles of Incorporation of Emission Control provide for indemnification of our directors and officers as follows:

   6. Directors' and Officers' Liability:
   A director or officer of the corporation shall not be personally liable to this corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, but this Article shall not eliminate or limit the liability of a director or officer for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of the law or (ii) the unlawful payment of dividends. Any repeal or modification of this Article by stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the corporation for acts or omissions prior to such repeal or modification.

   7. Indemnity:
   Every person who was or is a party to, or is threatened to be made a party to, or is involved in any such action, suit or proceeding, whether civil, criminal, administrative or investigative, by the reason of the fact that he or she, or a person with whom he or she is a legal representative, is or was a director of the corporation, or who is serving at the request of the corporation as a director or officer of another corporation, or is a representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability and loss (including attorneys' fees, judgments, fines, and amounts paid or to be paid in a settlement) reasonably incurred or suffered by him or her in connection therewith. Such right of indemni-fication shall be a contract right which may be enforced in any manner desired by such person. The expenses of officers and directors incurred in defending a civil suit or proceeding must be paid by the corporation as incurred and in advance of the final disposition of the action, suit, or proceeding, under receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the corporation. Such right of indemnification shall not be exclusive of any other right of such directors, officers or representatives may have or hereafter acquire, and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law, or otherwise, as well as their rights under this article. Without limiting the applica-tion of the foregoing, the Board of Directors may adopt By-Laws from time to time without respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of Nevada, and may cause the corporation to purchase or maintain insurance on behalf of any person who is or was a director or officer.

Nevada Corporation Law

Under Section 78.751(1) of the Nevada Revised Statutes, Emission Control Inc. may indemnify any director, officer, employee, or corporate agent "who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation" due to his corporate role. Section 78.751(1) extends this protection "against expenses including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful."

Article 7 of Emission Control's Articles of Incorporation, as described above, provides for indemnification of its officers and directors to the fullest extent permitted by law.

We have not entered into any indemnification agreements with any of our directors or officers.

(begin boldface)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. (end boldface)


                   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


We will pay all expenses in connection with the registration and distribution of the common stock by controlling shareholder. The estimated expenses of issuance and distribution are set forth below.

     =======================================   =============    =========
     Registration Fees                         Approximately    $   25.00
     Transfer Agent Fees                       Approximately     1,000.00
     Costs of Printing and Engraving           Approximately       500.00
     Costs of Administration and Preparation   Approximately    10,000.00
     Legal Fees                                Approximately     6,000.00
     Miscellaneous Costs and Contingencies     Approximately     2,860.00
     Accounting Fees                           Approximately    $4,615.00
        TOTAL                                  Approximately    25,000.00
     =======================================   =============    =========

                    RECENT SALES OF UNREGISTERED SECURITIES.


There have been no sales of unregistered securities within the last three (3) years which would be required to be disclosed pursuant to Item 701 of Regulation S-B, except for the following:

On April 30, 2002 Emission Control sold 10,000,000 shares of common stock to Puroil Technology Inc. at $0.0034 per share for a total of $34,000. On August 20, 2003, Emission Control sold 2,000,000 shares of common stock to Puroil Technology Inc. at $0.0125 per share for a total of $25,000. These sales were exempt from registration under the Securities Act of 1933 as amended in reliance on Section 4(2) for sales not involving a public offering.

Exhibits.
---------

Copies of the following documents are filed with this Registration Statement as exhibits:

Exhibit No.
-----------

   1.1                 Underwriting Agreement (not applicable)

   1.2                 Warrant Agency Agreement

   2.                  Subsidiary Spinoff and Distribution Agreement

   3.1                 Articles of Incorporation
                       (Charter Document)

   3.2                 Bylaws

   4.1                 Common Share Certificate

   4.2                 Warrant Certificate

   5.                  Opinion Re: Legality

   8.                  Opinion Re: Tax Matters (not applicable)

  10.                  Commitment to Provide Financing to Emission Control Inc.
                       as Required for Ongoing Operations by James Durward

  23.1                 Consent of Auditors

  23.2                 Consent of Counsel*

*Included in Exhibit 5

Undertakings.
-------------

A. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

B. We hereby undertake:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To specify in the prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) (Section 230.424(b) of Regulation S-B) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

          (iii) To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES
                                   ----------

In accordance with the requirements of the Securities Act of 1933, as amended, we certify that we have reasonable grounds to believe that we meet all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, in the city of Calgary, Alberta, Canada on February 25, 2004.

                                            Emission Control Inc.,
                                            a Nevada corporation

                                            By:   /s/ James Durward
                                                  ------------------------------
                                                  James Durward

                                            Its:  President and Director


In accordance with the requirements of the Securities Act of 1933, this registration statement on Form SB-2 was signed on this 25th day of February, 2004, the following persons in the capacities and on the dates stated:


/s/ James Durward                                         February 25, 2004
-------------------------------------------------

James Durward, President, Chief Financial Officer and Director


/s/ Ryan Sayers                                           February 25, 2004
-------------------------------------------------

Ryan Sayers, Secretary and Director


























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